Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Form 20-F of our report dated March 30, 2023, (which includes an explanatory paragraph relating to Athena Consumer Acquisition Corp.’s ability to continue as a going concern), relating to the financial statements of Athena Consumer Acquisition Corp., which is contained in that Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

October 25, 2023